Exhibit 99.1

Contacts:

Timothy Baker	Scott Solomon
EVP, COO and CFO	Vice President
Cynosure, Inc.	Sharon Merrill
978-256-4200	617-542-5300
TBaker@cynosure.com	CYNO@investorrelations.com

Cynosure Reports Third-Quarter 2013 Financial Results

Company Achieves Significant Progress in Integration of Palomar;

Board Authorizes $25 Million Share Repurchase Program

WESTFORD, MA, October 29, 2013 – Cynosure, Inc. (NASDAQ: CYNO), which develops and markets laser and light-based aesthetic treatment systems for high-volume applications, today announced financial results for the three months ended September 30, 2013. Third-quarter 2013 financial results incorporate the acquisition of Palomar Medical Technologies, which was completed on June 24, 2013.

Third-Quarter 2013 Financial Highlights

•	Total revenues increase 64% to $60.7 million

•	Non-GAAP net income of $5.3 million, or $0.23 per diluted share, excluding acquisition costs

•	GAAP net loss of $1.3 million, or $0.06 per share, including acquisition costs

•	$102.1 million in cash, short-term investments and marketable securities at September 30, 2013

•	Acquisition remains on track to achieve $8 million to $10 million in cost synergies

“Our first full quarter as a combined company demonstrated the complementary nature of the Cynosure and Palomar businesses, the breadth of our laser- and light-based aesthetic product lines and our strong global distribution capabilities,” said Michael Davin, Cynosure’s Chairman, CEO and President. “Primarily related to the acquisition of Palomar, third-quarter 2013 laser revenues were up 62% to $50.1 million compared with $31.0 million for the same period of 2012, reflecting growth in both North American and international distribution channels.”

“Revenues for the third quarter of this year were distributed across multiple applications, with particular demand in areas such as skin resurfacing, wrinkle reduction, tattoo removal, body contouring, hair removal, and benign pigmented lesions,” Davin continued. “PicoSure™, our new flagship product for removal of tattoos and benign pigmented lesions, continues to be well received by physicians and consumers.”

Palomar Integration

“We have made excellent progress in the integration of Palomar Medical Technologies since the acquisition closed on June 24th,” Davin said. “Along with integrating the North American sales teams, we have integrated a number of other areas including R&D, Engineering, Marketing, Compliance, Quality Assurance, Clinical, Field & Depot Service, Finance and Legal. The integration of our IT systems is well underway. We also have streamlined our international direct sales forces, consolidating offices in Europe and the Asia-Pacific region.”

“In addition, we also continue to make good progress on our initiative to sell the former Palomar headquarters. The sale of the building, which we expect to close in the fourth quarter of this year, will further enhance our strong balance sheet,” Davin said.

Cynosure Announces $25 Million Share Repurchase Program

Cynosure also announced that its Board of Directors has authorized the repurchase of up to $25 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions.

“At current levels, we believe the Company’s stock is attractively valued,” Davin said. “This action reflects our ongoing commitment to improving the investment value of our stock while at the same time growing our business.”

The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program, which is the only repurchase program currently maintained by the Company, may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes. The share repurchase program expires on November 1, 2015.

The repurchase program will be funded using the Company’s working capital. As of September 30, 2013, the Company had cash, cash equivalents, marketable securities and short-term investments of approximately $102.1 million and approximately 22.3 million shares of common stock outstanding.

Business Outlook

“We have begun the fourth quarter of the year with a focused sales organization and good momentum, highlighted by continued progress in our integration of Palomar and a strong pipeline of new business,” Davin said. “Looking ahead, we expect to complete the integration of the remainder of the organization by year-end 2013. On the manufacturing front, we plan to complete the transition of the Palomar product line to our Westford facility and to contract manufacturing by the second half of next year, a move that we expect will result in greater efficiencies and cost savings. The acquisition remains on track to achieve $8 million to $10 million in cost synergies and to be accretive in 2014.”

Third-Quarter Financial Results Conference Call

In conjunction with the announcement of its third-quarter 2013 financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Cynosure, Inc.

Cynosure develops and markets aesthetic treatment systems that enable plastic surgeons, dermatologists and other medical practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, remove multi-colored tattoos, revitalize the skin, liquefy and remove unwanted fat through laser lipolysis, reduce cellulite, treat toe fungus and ablate sweat glands. Cynosure’s product portfolio is composed of a broad range of energy sources including Alexandrite, diode, Nd: YAG, picosecond, pulse dye, and Q-switched lasers and intense pulsed light. Cynosure sells its products globally under the Cynosure, Palomar and ConBio brand names through a direct sales force in the United States, Canada, Mexico, France, Germany, Spain, the United Kingdom, Australia, China, Japan and Korea, and through international distributors in approximately 100 other countries. For corporate or product information, visit Cynosure’s website at www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including Cynosure’s intention to repurchase shares of its common stock from time to time under the share repurchase program, the intended use of any repurchased shares and the source of funding, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the market price of Cynosure’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations, levels of demand for procedures performed with Cynosure products and for Cynosure products themselves, Cynosure’s ability to achieve anticipated synergies in calendar 2014, competition in the aesthetic laser industry, general business and economic conditions, effects of acquisitions that Cynosure has made or may make, Cynosure’s ability to develop and commercialize new products, Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, and economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Report on Form 10-Q for the second quarter of 2013, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, although Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues	$60,692	$37,083	$151,473	$110,824
Cost of revenues	26,599	15,496	65,906	46,689

Gross profit	34,093	21,587	85,567	64,135

Operating expenses
Selling and marketing	17,364	11,421	44,198	34,850
Research and development	5,033	3,081	12,350	9,780
Amortization of intangible assets acquired	451	342	948	1,026
General and administrative	12,712	3,400	42,189	10,585

Total operating expenses	35,560	18,244	99,685	56,241

(Loss) income from operations	(1,467)	3,343	(14,118)	7,894

Interest income, net	25	16	80	39
Other expense, net	721	398	318	309

(Loss) income before income taxes	(721)	3,757	(13,720)	8,242

Income tax provision (benefit)	601	334	(4,683)	1,320

Net (loss) income	$(1,322)	$3,423	$(9,037)	$6,922

Diluted net (loss) income per share	$(0.06)	$0.25	$(0.49)	$0.52

Diluted weighted average shares outstanding	22,331	13,742	18,406	13,342

Basic net (loss) income per share	$(0.06)	$0.26	$(0.49)	$0.54

Basic weighted average shares outstanding	22,331	12,998	18,406	12,729

Condensed Consolidated Balance Sheet

(In thousands)

	Sept 30, 2013	December 31, 2012
	(Unaudited)
Assets:
Cash, cash equivalents and marketable securities	$70,101	$86,057
Short-term investments and related financial instruments	27,170	40,617
Accounts receivable, net	40,658	17,970
Inventories	54,908	32,906
Deferred tax asset, current portion	2,347	783
Prepaid expenses and other current assets	5,026	5,149

Total current assets	200,210	183,482
Property and equipment, net	13,168	8,207
Long-term marketable securities	4,797	20,071
Goodwill and intangibles, net	151,721	21,748
Other noncurrent assets	27,851	1,061

Total assets	$397,747	$234,569

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$44,136	$25,547
Amounts due to related parties	1,275	1,896
Deferred revenue	10,860	6,319
Capital lease obligations	305	322

Total current liabilities	56,576	34,084

Capital lease obligations, net of current portion	231	432
Deferred revenue, net of current portion	1,057	281
Other long-term liabilities	5,136	2,265

Total stockholders’ equity	334,747	197,507

Total liabilities and stockholders’ equity	$397,747	$234,569

To supplement our consolidated financial statements presented in accordance with GAAP, Cynosure uses non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the acquisition of Palomar, for the three and nine months ended September 30, 2013. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Cynosure’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the acquisition-related costs that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

(In thousands, except per share data)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2013	2012	2013	2012

Gross profit	$34,093	$21,587	$85,567	$64,135

Non-GAAP adjustments to gross profit:

Costs associated with the acquisition of Palomar	951	—	2,363	—

Total Non-GAAP adjustments to gross profit	951	—	2,363	—

Non-GAAP gross profit dollars	$35,044	$21,587	$87,930	$64,135

Non-GAAP gross profit percentage	57.7%	58.2%	58.0%	57.9%

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2013	2012	2013	2012

(Loss) income from operations	$(1,467)	$3,343	$(14,118)	$7,894

Non-GAAP adjustments to (loss) income from operations:

Costs associated with the acquisition of Palomar	8,030	—	31,034	—

Total Non-GAAP adjustments to (loss) income from operations	8,030	—	31,034	—

Non-GAAP income from operations	$6,563	$3,343	$16,916	$7,894

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2013	2012	2013	2012

Net (loss) income	$(1,322)	$3,423	$(9,037)	$6,922

Non-GAAP adjustments to net (loss) income:

Costs associated with the acquisition of Palomar	8,030	—	31,034	—
Income tax effect of Non-GAAP adjustments	(1,446)	—	(9,619)	—

Total Non-GAAP adjustments to net (loss) income	6,584	—	21,415	—

Non-GAAP net income	$5,262	$3,423	$12,378	$6,922

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2013	2012	2013	2012

Diluted net (loss) income per share	$(0.06)	$0.25	$(0.49)	$0.52

Costs associated with the acquisition of Palomar	0.35	—	1.63	—
Income tax effect of Non-GAAP adjustments	(0.06)	—	(0.49)	—

Total Non-GAAP adjustments to net (loss) income	0.29	—	1.14	—

Non-GAAP diluted net income per share	$0.23	$0.25	$0.65	$0.52

Weighted average shares used to compute basic and diluted net income per share	22,331	13,742	18,406	13,342

Weighted average shares used to compute Non-GAAP diluted net income per share	22,890	13,742	18,991	13,342